Exhibit 12

                          Hospitality Properties Trust
                      Computation of Ratio to Fixed Charges
                      (in thousands, except ratio amounts)




                                                                                  For the Period
                                                                                    February 7,
                                               For the Year       For the Year          1995
                                                   ended             ended        (inception) to
                                               December 31,       December 31,      December 31,
                                                   1997               1996              1995
Income                                           $59,153           $51,664           $11,349
Fixed Charges                                     15,534             5,646             5,063
                                                 -------           -------           --------
Adjusted Earnings                                $74,687           $57,310           $16,412
                                                 =======           =======           =======

Fixed Charges:
   Interest on indebtedness and
     amortization of
     deferred finance cost                       $15,534            $5,646            $5,063
                                                 -------           -------           -------
Total Fixed Charges                              $15,534            $5,646            $5,063
                                                 =======           =======           =======

Ratio of Earnings to Fixed Charges                 4.81x            10.15x             3.24x
                                                 =======           =======           =======
